Exhibit 99.1

IFMI ADOPTS STOCKHOLDER RIGHTS PLAN

Philadelphia and New York, May 10, 2013 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in credit-related fixed income investments, today announced that its Board of Directors has approved the adoption of a stockholder rights plan (the “Rights Plan”) to help preserve the value of the Company’s deferred tax assets, by reducing the risk of limitation of net operating loss and net capital loss carry forwards and certain other tax benefits under Section 382 of the Internal Revenue Code. The Company intends to seek stockholder approval of the Rights Plan at its next annual meeting. The terms of the Rights Plan are substantially the same as those of the Company’s prior stockholder rights plan, which expired in December 2012.

Under Section 382, the Company’s ability to realize the value of its deferred tax assets would be substantially limited if an “ownership change” occurred over a defined period of time. In general, an “ownership change” occurs where there is a greater than 50-percentage point change in ownership of a company’s stock by stockholders owning (or deemed to own under Section 382) 5% or more of such company’s stock.

In connection with the Rights Plan, IFMI has declared a dividend of one right for each share of common stock outstanding as of the close of business on May 20, 2013. After the Rights Plan takes effect today, any stockholder or group that acquires beneficial ownership of 4.95% or more of IFMI’s outstanding common stock (an “acquiring person”), without the approval of the Company’s Board of Directors, could be subject to significant dilution in its holdings through the exercise of the rights by stockholders other than the acquiring person. Under the Rights Plan, rights held by an acquiring person are not exercisable. Daniel G. Cohen, the Company’s Chairman and Chief Executive Officer, and existing stockholders holding 4.95% or more of the Company’s common stock will not be considered acquiring persons unless they acquire additional shares, subject to certain exceptions described in the Rights Plan. In addition, in its discretion, the Board of Directors may exempt certain transactions and certain persons whose acquisition of securities is determined by the Board of Directors not to jeopardize the Company’s deferred tax assets.

The rights will expire on October 1, 2016 or earlier if (i) the Board of Directors determines the Rights Plan is no longer needed to preserve the deferred tax assets due to the implementation of legislative changes, (ii) the Board of Directors determines, at the beginning of a specified period, that no tax benefits may be carried forward, or (iii) certain other events occur as described in the Rights Plan.

Additional information regarding the Board of Director’s actions will be provided in a Current Report on Form 8-K and in a Registration Statement on Form 8-A, which IFMI intends to file with the Securities and Exchange Commission (“SEC”). Those filings will be available on IFMI’s website, www.IFMI.com, and on the SEC’s website at www.sec.gov.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, C&Co/PrinceRidge Holdings LP and JVB Financial Holdings, LLC in the United States, and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of March 31, 2013, IFMI managed approximately $6.2 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the SEC, which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the possibility that the Rights Plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (f) the ability to attract and retain personnel, (g) litigation and regulatory issues, (h) competitive pressure, (i) an inability to generate incremental income from acquired businesses, (j) unanticipated market closures due to inclement weather or other disasters, (k) approval by the Company’s stockholders of the contemplated transactions, and (l) closing of the contemplated transactions. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com
Chief Financial Officer investorrelations@ifmi.com

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